UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

g:/8k filings/2004/072204 - 2q04 results.doc
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Item 12. Results of Operations and Financial Condition.

The following consists of Caterpillar Inc.'s Second-Quarter Results released on July 22, 2004. This information is being provided under Item 12 of Form 8-K. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Caterpillar Inc.

July 22, 2004

FOR IMMEDIATE RELEASE

Caterpillar achieves record profitability; Company raises full-year profit outlook

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported a record quarter with sales and revenues of $7.56 billion and profit of $552 million, or $1.55 per share. First half of the year results were also records, with company sales and revenues of $14.03 billion and profit of $964 million, or $2.71 per share.

Second-quarter sales and revenues were $7.56 billion, up $1.63 billion or 27 percent compared to $5.93 billion in the second quarter one year ago. The increase in sales and revenues was driven by $1.35 billion of higher Machinery and Engines volume, $131 million of increased Price Realization, a $116 million favorable impact of Currency on sales due primarily to the strengthening euro and $33 million of higher Financial Products revenues.

Profit of $552 million or $1.55 per share was up $153 million or 38 percent compared to $399 million or $1.15 per share in the second quarter of 2003. The main contributors to the profit increase were higher Sales Volume of $356 million, higher price realization of $131 million and the absence of $47 million in Non-Conformance Penalties (NCPs) recorded in the second quarter 2003. Partially offsetting these favorable items were $254 million of higher Core Operating Costs, the net unfavorable impact of currency of $63 million and higher Retirement Benefits of $37 million. The increase in core operating costs reflects higher material costs due to surcharges and inefficiencies due to material availability, support costs to meet volumes, planned spending on product development programs and higher incentive compensation due to our increased outlook.

“We achieved record results in the second quarter as demand continued to surge and volume remained high across major industries and geographic markets. Our extended team of employees, suppliers and dealers intensified efforts this quarter to expedite material and make products available to our customers worldwide, allowing us to benefit from the best set of economic conditions we have seen in many years,” said Caterpillar Chairman and CEO Jim Owens.

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“We made a strategic decision to satisfy unprecedented customer demand even though this resulted in increased operating costs. These include higher material costs, mainly due to steel surcharges and increased expediting costs to ensure timely delivery of material. We believe we are better positioned than our competitors to serve customers given our worldwide sourcing capability and extended dealer network,” said Owens.

“Our value chain is leveraging 6 Sigma disciplines to eliminate bottlenecks in the supply chain and be even more responsive to our customers’ needs. We will also improve our long-term cost structure and global competitiveness during this period of robust growth,” Owens continued. “We have demonstrated that we can remain solidly profitable in a worldwide downturn, and we are committed to delivering superior results in a global recovery.

“We have increased investment in our products, a trend we expect to continue in the second half of 2004. Most notably, we are the only company to obtain EPA certification for a full line of off-highway engines for 2005 and 2006. The first Cat machines powered by ACERT® technology will reach the market in October 2004, before other manufacturers and well in advance of the required implementation dates. This solidifies our position as the leader in clean-diesel engine technology,” Owens said.

2004 Outlook

We are increasing our full-year outlook and now expect 2004 sales and revenues to be up about 25 percent and profit per share to be up 80 to 85 percent compared to 2003. In our previous outlook, we expected sales and revenues to increase about 20 percent and profit per share to be up 65 to 70 percent compared to 2003.

Return on Sales and Revenues is expected to be about 7 percent in 2004 as compared to 4.8 percent in 2003 despite an increase in retirement benefits of about $200 million and pressure on core operating costs associated with supporting higher than anticipated volumes. Our outlook also factors in continued improvement in price realization, and uninterrupted production at our facilities worldwide, particularly within our U.S.-based, UAW-represented manufacturing facilities.

(Complete outlook begins on page 9.)

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com.

Note: Glossary of terms included on pages 13-14; first occurrence of terms shown in bold italics.

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DETAILED ANALYSIS
SECOND QUARTER 2004 COMPARED WITH SECOND QUARTER 2003

SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between second quarter 2003 (at left) and second quarter 2004 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees

.

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Sales and Revenues

(Millions of dollars)	Total	North America	EAME	Latin America	Asia/ Pacific

Second Quarter 2003

Machinery	$3,666	$1,930	$1,028	$224	$484
Engines[1]	1,835	862	583	138	252
Financial Products[2]	431	313	76	22	20

	$5,932	$3,105	$1,687	$384	$756

Second Quarter 2004

Machinery	$4,836	$2,674	$1,163	$346	$653
Engines[1]	2,264	1,001	733	177	353
Financial Products[2]	464	316	79	39	30

	$7,564	$3,991	$1,975	$562	$1,036

[1] Does not include internal engine transfers of $416 million and $334 million in second quarter 2004 and second quarter 2003, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.
[2] Does not include revenues earned from Machinery and Engines of $149 million and $44 million in second quarter 2004 and second quarter 2003, respectively.

Machinery sales were $4.84 billion, an increase of $1.17 billion or 32 percent from second quarter 2003. Sales volume, which benefited from record deliveries to end users, was up about 27 percent. Improved price realization added about 3 percent and the favorable impact of currency accounted for about 2 percent. Sales in North America increased 39 percent from second quarter 2003, 34 percent due to higher volume and the remainder due to improved price realization. Low interest rates in both the United States and Canada benefited construction, and mining output recovered in response to higher coal and metals prices. Dealer deliveries rose 33 percent. Sales in EAME increased 13 percent, with volume contributing 5 percent of the gain, and the remainder attributable to the favorable currency impact of a stronger euro. A majority of the volume gain occurred in Africa/Middle East, where many countries benefited from higher energy and metals prices. Those prices, along with increased production, significantly boosted incomes and allowed increased investments in mining, energy and construction. The rest of the volume increase was in Europe, where the economy has been improving. In Latin America, sales were 54 percent higher than last year, largely due to increased volume. Higher metals and coal prices led to large gains in dealer deliveries into mining, and a strengthening of the economic recovery boosted construction. Sales in Asia/Pacific were up 35 percent primarily due to strong demand in both Southeast Asia and Australia. In addition, dealer inventory building occurred in China, as deliveries in that country dropped late in the quarter in response to government curbs on development.

Engines sales were $2.26 billion, an increase of $429 million or 23 percent from second quarter 2003. Sales volume was up about 20 percent, the favorable impact of currency accounted for about 2 percent and improved price realization added about 1 percent.

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Worldwide engine sales into the electric power sector rose 48 percent, driven by increased demand for standby and prime power as improved financial health and demands for quality power drove renewed investment. Engine sales into the global on-highway truck and bus sector rose 39 percent as freight demand drove increased investment in truck fleets. Worldwide engine sales into the petroleum sector were down 2 percent as turbine sales declined, partially offset by increased reciprocating engine sales into gas compression. Global sales of industrial engines were up 23 percent due to favorable effects of currency, primarily the euro, and increased demand as companies increased capital expenditures to support improved market conditions. Global sales of marine engines were up 38 percent driven by increased demand for large pleasure craft, as well as increases in construction of ocean-going vessels.

Widespread economic strength encouraged investment resulting in sales increases in all geographic regions. The North America sales gain of 16 percent was strongly influenced by a 37 percent increase in sales of on-highway truck engines, due to improved economic conditions and increases in freight tonnage. Sales of engines to the electric power sector increased 25 percent compared to last year’s second quarter as economic growth and industrial production drove broad increases in demand. Engine sales to the industrial sector increased 67 percent, due to increased demand for nearly all types of industrial original equipment manufacturer (OEM) products and increased preference for Caterpillar engines. Engine sales to the marine sector increased 47 percent driven by growth in large pleasure craft demand. Petroleum engine sales declined 36 percent as demand for turbines used for gas compression decreased with the completion of various pipeline build cycles, partially offset by increases in reciprocating engine sales to gas compression. Sales in EAME rose 26 percent with increases in all sectors, led by 44 percent stronger demand for engines sold into the electric power sector due to increased demand for prime and cogeneration systems, as well as higher sales to support Middle East infrastructure needs. Engine sales to the petroleum sector increased 47 percent, due primarily to increased sales of turbines and services to support increases in petroleum investment driven by sustained higher energy prices. Sales rose 28 percent in Latin America driven by improved investor confidence, with sales of engines into the on-highway truck and industrial sectors more than doubling and a 24 percent growth in engine sales to the petroleum sector. Widespread economic growth in Asia/Pacific contributed to the 40 percent sales increase, where engine sales into the electric power sector more than doubled due to strong investment and increased need for generation and transmission support. Marine engine sales increased 71 percent from stronger demand for ocean-going vessels.

Financial Products revenues were $464 million, an increase of $33 million or 8 percent from second quarter 2003. The increase was due primarily to the favorable impact of $54 million from continued growth of Earning Assets, partially offset by a $26 million impact of lower interest rates on new and existing finance receivables at Cat Financial.

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OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between second quarter 2003 (at left) and second quarter 2004 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Higher sales volume in all regions and most industries resulted in a favorable operating profit impact of $356 million. Improved price realization of $131 million includes the favorable impact of price increases taken on most machines, parts and engines. Operating profit was also favorably impacted by $47 million due to the absence of NCPs that were recorded in the second quarter 2003.

Partially offsetting the favorable items were $254 million in higher core operating costs, a $62 million unfavorable impact of currency on operating profit due primarily to the continued weakening of the dollar compared with the British pound and the Japanese yen and $37 million of higher retirement benefits.

Our main focus in the second quarter was meeting the unprecedented demand of our customers. This resulted in an increase in core operating costs that reflects higher manufacturing costs due to surging volumes and higher general support costs to meet demand. Impacting manufacturing costs were higher material costs resulting from steel surcharges, higher freight and expediting costs to ensure timely delivery of material, premiums due to supplier capacity constraints and manufacturing inefficiencies due to the steep ramp up of production. In addition, planned increased spending on product development programs and higher incentive compensation due to increasing our outlook contributed to higher core operating costs.

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Operating Profit

(Millions of dollars)	Second Quarter 2003	Second Quarter 2004

Machinery[1]	$421	$549
Engines[1]	93	146
Financial Products	89	98
Consolidating Adjustments[2]	(21)	(30)

	$582	$763

[1] Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.
[2] Consolidating adjustments consist of eliminations of transactions between Machinery and Engines and Financial Products.

Machinery operating profit of $549 million was up $128 million, or 30 percent, from second quarter 2003. The favorable impact of higher sales volume and improved price realization was partially offset by higher core operating costs (as outlined above), the unfavorable impact of currency and higher retirement benefits.

Engines operating profit of $146 million was up $53 million, or 57 percent, from second quarter 2003. The favorable impact of higher sales volume, the absence of NCPs and improved price realization were partially offset by higher core operating costs (as outlined above), higher retirement benefits and the unfavorable impact of currency.

Financial Products operating profit of $98 million was up $9 million, or 10 percent, from second quarter 2003. The increase was primarily due to a favorable impact from the growth of earning assets at Cat Financial and a favorable reserve adjustment at Cat Insurance. These favorable items were partially offset by an increase in operating expenses at Cat Financial, which includes increased labor costs and investments in technology to gain global operational efficiencies.

OTHER PROFIT/LOSS ITEMS

Interest expense excluding Financial Products was $6 million lower compared to second quarter 2003 primarily due to lower average borrowing rates.

Other income/expense was income of $43 million, up $6 million from second quarter 2003. The favorable change was due to the absence of investment impairments at Cat Insurance of $23 million, partially offset by a lower gain on Securitized Finance Receivables at Cat Financial ($13 million gain in 2004 compared with $22 million gain in 2003) and a $3 million unfavorable impact of commodity hedging.

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The provision for income taxes in the second quarter reflects an estimated annual tax rate of 28 percent for 2004. We are anticipating a 28 percent rate for the full year compared to 27 percent in 2003 primarily due to a change in our geographic mix of profits. This annual tax rate is based on currently enacted legislation and, therefore, includes existing Extraterritorial Income Exclusion (ETI) provisions for 2004.

The equity in profit/loss of unconsolidated affiliated companies favorably impacted profit $14 million over second quarter a year ago, primarily driven by increased profitability at Shin Caterpillar Mitsubishi Ltd. Approximately half of the improvement was due to a gain on the sale of land.

EMPLOYMENT

At the end of second quarter 2004, Caterpillar's worldwide employment was 72,916 compared with 67,075 one year ago. The increase is primarily due to hourly labor additions to support increased volume and the addition of approximately 2,000 employees from acquisitions and growing Caterpillar Logistics operations.

OTHER SIGNIFICANT EVENTS

On April 8, 2004, the company made a cash contribution of almost $500 million into its U.S. pension plans in support of retirement benefit obligations. Robust cash flow due to improved profit, excellent performance by its pension fund managers and a strong financial position have allowed Caterpillar to improve the funded position of its pension plans.

OUTLOOK

SALES AND REVENUES OUTLOOK

We project company sales and revenues will increase about 25 percent in 2004, up from 20 percent in the previous outlook. Machinery and Engines volume is expected to increase sales and revenues about 20 percent, the favorable impact of currency is expected to contribute about 2 percent and the remainder will come from improved price realization and Financial Products revenues.

Central Banks are in the early stages of raising short-term interest rates from the lowest levels in decades. With most economies still operating below capacity and inflation near or below Central Bank targets, we anticipate rate hikes the rest of this year will be modest and will not undermine healthy recoveries in the industries we serve. We expect the world economy to grow 4 percent this year.

Strong demand for housing has emerged in many countries, reflecting a desire to upgrade the quality of housing. The economic recovery, which is boosting both employment and incomes, likely will support this demand in coming quarters. Neither nonresidential nor infrastructure construction have kept pace with economic growth in recent years. Therefore, efforts to upgrade, bolstered by rising profits and incomes, should continue.

Most raw materials prices soared over the past year, creating concerns about inflation. However, before the surge, prices had declined so low that producers were not maintaining capacity and users depleted inventories. The price surge reflected a return to prices that would encourage the capacity expansions needed to support a strong rebound in industrial production, a task that has barely begun. We expect most energy and metals prices to remain relatively high for the rest of this year, prolonging the mining recovery.

We expect company sales and revenues to continue to be strong in the second half, but year-over-year comparisons should reflect smaller increases than in the first two quarters. Sales and revenues strengthened significantly in the last half of 2003, so the future base for comparisons will be higher than what it was in the first half.

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North America (United States and Canada)

U. S. economic indicators show that growth is stabilizing near a 4 percent rate, strong enough to support further growth in the industries we serve but not so fast as to cause lasting inflation problems. Labor costs, the single biggest production cost in the economy, are likely to remain subdued. Six months of good job growth have not tightened labor markets and productivity gains likely will offset modest increases in compensation.

Consequently, we believe the Federal Reserve Bank (Fed) will be able to follow its preferred plan of gradually increasing interest rates and the Fed funds rate will end the year at 2 percent or less. The economy should grow more than 4 percent this year. In Canada, recent interest rate cuts should revive growth to near 3 percent.

Housing construction is expected to hold up for the rest of the year because higher incomes and improving consumer confidence should offset slightly higher mortgage interest rates. Nonresidential construction, coming off a long, severe downturn, should recover rapidly. Both coal and metals mining should benefit from favorable prices and the weaker dollar. We estimate that North American Machinery and Engines sales will increase about 35 percent in 2004.

EAME

Economies in the euro zone improved in the first half and we expect further strengthening in the second half. Other European countries, especially in Central Europe, will continue somewhat stronger recoveries. Overall European growth should average 2 percent for the year, which along with low interest rates, should boost construction spending.

Economic growth in both Africa/Middle East (AME) and the Commonwealth of Independent States (CIS) has been much stronger and should average 4 percent and 6 percent, respectively, this year. Regional growth is benefiting from high commodity prices, and some of the larger economies have been able to adopt more expansive economic policies. Better economic growth likely will allow further increases in construction spending.

We estimate that Machinery and Engines sales in EAME should rise about 10 percent in 2004. The major contributors to sales growth will be increased volume and the ongoing favorable impact of the stronger euro.

Latin America

The regional economy turned in a good first half, and we expect economic growth of at least 4 percent this year – the highest since 2000. Favorable energy and metals prices likely will support further investments into these sectors and provide the income needed to finance other construction projects. Domestic interest rates are low and employment is increasing, which should support more construction spending. As a result, we expect sales of Machinery and Engines in Latin America to be up about 25 percent in 2004.

Asia/Pacific

China, which led regional sales for more than two years, experienced about a 38 percent drop in deliveries to end users in the second quarter. The decline was primarily caused by government administrative actions to curb selected activities, rather than an overall tightening in economic policies. Total bank lending and economic growth still appear robust. Nevertheless, the construction sector likely will fare worse than the overall economy for the rest of the year, with some offset coming from increases in electric power sales driven by hydroelectric and transmission constraints.

Prospects in the rest of the region are decidedly more favorable, and gains in these countries should offset declines in China. Domestic interest rates are low and exports are booming. These factors will support further increases in construction. The mining sector, which had a good first half, should continue to do well, and increases in demand for marine and electric power engines are expected to continue. Overall, we expect sales of Machinery and Engines in Asia/Pacific to increase around 25 percent in 2004.

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Financial Products

We expect continued growth in Financial Products for the remainder of 2004, with full-year revenues expected to increase approximately 12 percent versus 2003 primarily due to higher average earning assets in 2004.

PROFIT OUTLOOK

We now expect profit per share to be up 80 to 85 percent from 2003, compared to 65 to 70 percent in our previous outlook. We expect to deliver about 7 percent Return on Sales and Revenues in 2004 as compared to 4.8 percent in 2003, despite increased retirement benefits of about $200 million, continued pressure on core operating costs associated with supporting higher than anticipated volumes and increased product development costs as we invest in our future.

SUPPLEMENTAL INFORMATION

We are providing supplemental information including deliveries to users and dealer inventory levels. We sell the majority of our machines and engines to independently owned and operated dealers and OEMs to meet the demands of their customers, the end users. Due to time lags between our sales and the deliveries to end users we believe this information will help readers better understand our business and the industries we serve. All information provided in the supplemental section is in Constant Dollars.

Dealer New Machine Deliveries

Worldwide dealer deliveries of new machines to end users reached a record high in second quarter 2004, up 24 percent from the same quarter last year. Higher coal and metals prices contributed to increased deliveries into mining and helped economic recoveries in the developing countries. Economic recoveries, along with low interest rates, boosted deliveries into construction and construction-related activities.

Dealers in North America increased machine deliveries 33 percent, recording their second best quarter in history. Low interest rates, more favorable metals and coal prices, and a healthy economic recovery combined to produce favorable environments for most industries. Deliveries into rental fleets increased, but at a slightly slower pace than deliveries to end users.

Deliveries into North American mining surged 64 percent, with those into coal mining more than doubling. Mining commodity prices ranged up to 80 percent higher than in second quarter 2003, and mines increased output slightly. Dealer deliveries into general construction rose 40 percent from last year. Housing starts were higher as increased employment and incomes more than offset a slight increase in mortgage interest rates. Higher corporate profits encouraged businesses to increase nonresidential construction and rebuild capacity hit by a 24 percent decline in investment since 2000. Dealer deliveries into heavy construction were up 30 percent. Past increases in federal funding boosted highway construction, increased housing activity required more sewer and water construction, and higher oil and natural gas prices benefited energy development. More construction activity led to increased production and higher prices for quarry products and aggregates, resulting in a 50 percent increase in dealer deliveries into this industry. Much higher lumber prices led to a 38 percent increase in dealer deliveries into forestry.

In EAME, dealer deliveries of new machines were 10 percent higher than in the second quarter of 2003, including increases of 48 percent in AME and 34 percent in the CIS, with Europe about the same as last year. In both AME and the CIS, higher commodity prices helped provide the increased income needed to finance more construction and mining investment. In Europe, higher deliveries into the Central European countries, where strong economic recoveries were underway, offset a slight decline in deliveries into the euro-zone countries, where the economic recovery was slower.

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Latin American dealers delivered 76 percent more new machines than in second quarter 2003. Higher metals prices led to increased deliveries into mining, and construction, which had been lagging the economic recovery, improved significantly in the second quarter.

In Asia/Pacific, dealer deliveries to end users were flat with a strong second quarter 2003. Dealer deliveries in China dropped 38 percent, with most of the decline occurring in the last two months of the quarter because the government limited some development projects to deal with inflationary pressures. Offsetting this decline, deliveries into the Southeast Asian countries were up sharply. The economies of these countries expanded rapidly and many benefited from better metals prices.

Dealer Inventories of New Machines

Worldwide dealer inventories at the end of second quarter 2004 were higher than a year earlier in all regions. However, increases in inventories failed to keep pace with deliveries, causing inventory-to-delivery ratios to decline in all regions. Overall, dealer inventories relative to deliveries were slightly below the average of the past 10 years.

Engine Deliveries to End Users and OEMs

Worldwide engine deliveries to end users and OEMs in the second quarter of 2004 rose 17 percent compared to deliveries in second quarter 2003. Ongoing economic growth and rising business and investor confidence continued to drive improved global investment and industry conditions. Strengthening engine deliveries into the electric power, on-highway truck, industrial and marine sectors substantially offset a slight decrease in deliveries into the petroleum sector. Worldwide engine deliveries to end users in the electric power sector rose 27 percent, with strong increases in Asia/Pacific, EAME and North America offsetting a moderate decrease in Latin America. Truck engine deliveries rose 28 percent with nearly all of the gain occurring in North America where industry demand continued to strengthen. Worldwide deliveries to end users in the petroleum sector dropped 3 percent, with substantial increases in deliveries to EAME and Latin America as a result of ongoing strength in energy prices partially offsetting decreases in deliveries to North America and Asia/Pacific. Global deliveries of industrial engines climbed 12 percent, driven by a shift to larger product mix and spurred investment from widespread economic growth. Worldwide marine engine deliveries were up 22 percent due to increases in large pleasure-craft demand and certain commercial marine sectors.

In North America, engine deliveries to end users and OEMs were up 14 percent from second quarter 2003. Engine deliveries into the industrial, marine, on-highway truck and electric power sectors increased, more than offsetting a decrease in engine deliveries to the petroleum sector. Engines delivered to North American truck and bus manufacturers rose 27 percent driven by growing industry demand from increases in freight tonnage. Engine deliveries to end users and OEMs in the industrial sector increased 73 percent from stronger industry demand as higher production levels encouraged expansion and replacement. Deliveries of engines into the electric power sector increased 16 percent with broad growth driven by improved economic conditions. Deliveries of engines into the petroleum sector decreased 32 percent due to a reduction in new turbine sales from completion of pipeline build cycles and tempering of investments while new systems were placed in service. Deliveries of engines into the marine sector increased 47 percent primarily from increased demand for pleasure craft.

In EAME, overall engine deliveries to end users and OEMs rose 11 percent with higher deliveries into the petroleum and electric power sectors more than offsetting small reductions in deliveries into the industrial and marine sectors. Petroleum deliveries rose 40 percent supported by increased investments from higher energy prices. Deliveries into the electric power sector rose 18 percent due to increases in demand for cogeneration and prime power from higher energy prices and industrial investment. EAME deliveries of large engines continued to gain from strong Middle Eastern demand due to favorable oil prices and ongoing infrastructure support needs.

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Deliveries to end users and OEMs in Latin America rose 19 percent compared to second quarter 2003, when investments were delayed due to uncertainty. Engine deliveries into the industrial and marine sectors more than doubled as a result of strengthening economic growth and investment. Engine deliveries into on-highway truck and petroleum sectors increased 85 and 17 percent respectively, more than offsetting a 37 percent reduction in electric power deliveries driven partially by delivery timing.

Deliveries to end users and OEMs in Asia/Pacific were up 43 percent compared to second quarter 2003. Engine deliveries into the electric power and industrial sectors more than doubled driven by industrial expansion and increased demands for prime and quality power. Asia/Pacific demand for generator sets benefited from strong economic growth and regional transmission shortages. Deliveries into the marine and on-highway truck sectors increased almost 50 percent, more than offsetting a slight reduction in deliveries into the petroleum sector.

Dealer Inventories of Engines
Worldwide dealer engine inventories at the end of the second quarter were 13 percent above last year and were at normal levels compared to selling rates. North American and Latin American dealers have continued to reduce their inventories and their respective inventories are at normal levels. EAME dealer inventories increased further as dealers continued to ramp up to serve materializing demand from Middle Eastern infrastructure needs. Dealer inventories in Asia/Pacific rose as dealers ordered engines to serve expanding opportunities from strong economic growth and hydroelectric and transmission shortages.

GLOSSARY OF TERMS

1.  Consolidating Adjustments – Eliminations of transactions between Machinery and Engines and Financial Products.

2.  Constant Dollars – The dollar value of machine and engine deliveries adjusted for changes in price and currency.

3.  Core Operating Costs – Machinery and Engines operating cost change adjusted for volume. It excludes the impact of currency, Non-Conformance Penalties and retirement benefits.

4.  Currency – With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on the Financial Products line of business are included in the Financial Products portions of the respective analyses.

5.  EAME – Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

6.  Earning Assets – These assets consist primarily of total net finance receivables plus equipment on operating leases, less accumulated depreciation at Cat Financial. Net finance receivables represent the gross receivables amount less unearned income and the allowance for credit losses.

7.  Engines - A principal line of business including the design, manufacture and marketing of engines for Caterpillar machinery, electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to over 22,000 horsepower (4 to over 16 200 kilowatts). Turbines range from 1,600 to 19,500 horsepower (1 000 to 14 500 kilowatts).

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8.  Financial Products – A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance) and their subsidiaries. Cat Financial provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar gas turbines, as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

9.  Latin America – Geographic region including the Central and South American countries and Mexico.

10. Machinery – A principal line of business which includes the design, manufacture and marketing of construction, mining, agricultural and forestry machinery – track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders and related parts. Also includes logistics services for other companies.

11. Machinery and Engines – Due to the highly integrated nature of operations, represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

12. Non-Conformance Penalties (NCPs) - Pursuant to a consent decree Caterpillar and other engine manufacturers entered into with the United States Environmental Protection Agency (EPA), the company was required to meet certain emission standards by October 2002 for engines manufactured for on-highway use. Under the consent decree, an engine manufacturer was required to pay a non-conformance penalty (NCP) to the EPA for each engine manufactured after October 1, 2002 that did not meet the standards. The amount of the NCP was based on how close to meeting the standards the engine came - the more the engine was out of compliance, the higher the penalty per engine.

13. Price Realization – The impact of net price changes excluding currency.

14. Retirement Benefits – Cost of defined benefit pension plans, defined contribution plans and retirement healthcare and life insurance.

15. Return on Sales and Revenues – Profit divided by Sales and Revenues.

16. Sales Volume – With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machines, engines and parts. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machines, engines and parts combined with the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.

17. Securitized Finance Receivables – Cat Financial sells retail installment sale contracts and finance leases into public asset-backed securitization facilities. Gains/losses on the securitization of finance receivables represent the difference between the carrying value and fair value of the receivables.

18. 6 Sigma – On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities. At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain. It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams. At Caterpillar, 6 Sigma goes beyond mere process improvement; it has become the way we work as teams to process business information, solve problems and manage our business successfully.

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NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission. This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP, and therefore, is unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend this item to be considered in isolation or as a substitute for the related GAAP measure.

Machinery and Engines

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery and Engines information relates to the design, manufacture and marketing of our products. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business. Pages 19-22 reconciles Machinery and Engines with Financial Products on the Equity Basis to Caterpillar Inc. Consolidated financial information.

*       *       *

The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on July 22, 2004. This filing is available on our website at
http://www.CAT.com/sec_filings.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:
http://www.CAT.com/investor
http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Kelly Wojda
Corporate Public Affairs
(309) 675-1307
wojda_kelly_g@CAT.com

Page 15

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Sales and revenues:
Sales of Machinery and Engines	$7,100	$5,501	$13,102	$9,925
Revenues of Financial Products	464	431	929	828

Total sales and revenues	7,564	5,932	14,031	10,753

Operating costs:
Cost of goods sold	5,550	4,329	10,238	7,959
Selling, general and administrative expenses	778	604	1,495	1,174
Research and development expenses	215	169	447	321
Interest expense of Financial Products	120	118	238	238
Other operating expenses	138	130	276	257

Total operating costs	6,801	5,350	12,694	9,949

Operating profit	763	582	1,337	804

Interest expense excluding Financial Products	59	65	116	131
Other income (expense)	43	37	90	55

Consolidated profit before taxes	747	554	1,311	728

Provision for income taxes	209	155	367	204

Profit of consolidated companies	538	399	944	524

Equity in profit (loss) of unconsolidated affiliated companies	14	-	20	4

Profit	$552	$399	$964	$528

Profit per common share	$1.61	$1.16	$2.81	$1.53

Profit per common share – diluted [1]	$1.55	$1.15	$2.71	$1.52

Weighted average common shares outstanding (thousands)
- Basic	342,412	344,669	342,599	344,498
- Diluted [1]	354,757	348,418	355,207	347,273

Cash dividends declared per common share	$.78	$.70	$.78	$.70

[1] Diluted by assumed exercise of stock options, using the treasury stock method. Certain amounts from prior periods have been reclassified to conform to current financial statement presentation.

Page 16

Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

Assets	June 30,	Dec. 31,	June 30,
Current assets:	2004	2003	2003

Cash and short-term investments	$467	$342	$309
Receivables - trade and other	3,831	3,666	3,250
Receivables – finance	8,401	7,605	6,927
Deferred and refundable income taxes	605	707	747
Prepaid expenses	1,325	1,424	1,246
Inventories	4,097	3,047	2,949

Total current assets	18,726	16,791	15,428

Property, plant and equipment – net	7,140	7,290	7,034
Long-term receivables - trade and other	96	82	72
Long-term receivables – finance	8,010	7,822	6,918
Investments in unconsolidated affiliated companies	820	800	784
Deferred income taxes	532	616	790
Intangible assets	235	239	278
Goodwill	1,395	1,398	1,403
Other assets	1,764	1,427	1,398

Total assets	$38,718	$36,465	$34,105

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$205	$72	$58
-- Financial Products	2,489	2,685	1,803
Accounts payable	3,664	3,100	2,516
Accrued expenses	1,688	1,638	1,567
Accrued wages, salaries and employee benefits	1,210	1,802	1,253
Dividends payable	141	127	121
Deferred and current income taxes payable	189	216	203
Long-term debt due within one year:
-- Machinery and Engines	6	32	33
-- Financial Products	3,733	2,949	3,678

Total current liabilities	13,325	12,621	11,232

Long-term debt due after one year:
-- Machinery and Engines	3,644	3,367	3,477
-- Financial Products	11,337	10,711	9,087
Liability for postemployment benefits	3,253	3,172	3,845
Deferred income taxes and other liabilities	549	516	534

Total liabilities	32,108	30,387	28,175

Stockholders' equity
Common stock	1,118	1,059	1,030
Treasury stock	(3,105)	(2,914)	(2,645)
Profit employed in the business	9,146	8,450	8,136
Accumulated other comprehensive income	(549)	(517)	(591)

Total stockholders' equity	6,610	6,078	5,930

Total liabilities and stockholders' equity	$38,718	$36,465	$34,105

Page 17

Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)
	Six Months Ended June 30,

Cash flow from operating activities:	2004	2003

Profit	$964	$528
Adjustments for non-cash items:
Depreciation and amortization	703	671
Other	(75)	(46)
Changes in assets and liabilities:
Receivables - trade and other	(323)	(323)
Inventories	(921)	(186)
Accounts payable and accrued expenses	506	353
Other – net	(283)	100

Net cash provided by operating activities	571	1,097

Cash flow from investing activities:
Capital expenditures -- excluding equipment leased to others	(293)	(210)
Expenditures for equipment leased to others	(535)	(550)
Proceeds from disposals of property, plant and equipment	381	314
Additions to finance receivables	(10,802)	(7,875)
Collections of finance receivables	8,292	6,452
Proceeds from the sale of finance receivables	1,181	1,200
Investments and acquisitions (net of cash acquired)	(5)	(12)
Other – net	(110)	(100)

Net cash used for investing activities	(1,891)	(781)

Cash flow from financing activities:
Dividends paid	(254)	(240)
Common stock issued, including treasury shares reissued	107	18
Treasury shares purchased	(250)	-
Proceeds from long-term debt issued	3,322	2,488
Payments on long-term debt	(1,571)	(1,872)
Short-term borrowings – net	45	(742)

Net cash provided by (used for) financing activities	1,399	(348)

Effect of exchange rate changes on cash	46	32

Increase (decrease) in cash and short-term investments	125	-

Cash and short-term investments at beginning of period	342	309

Cash and short-term investments at end of period	$467	$309

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less,are considered to be cash equivalents.

Page 18

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended June 30, 2004 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$7,100	$7,100	$-	$-
Revenues of Financial Products	464	-	613	(149	)2

Total sales and revenues	7,564	7,100	613	(149)

Operating costs:
Cost of goods sold	5,550	5,550	-	-
Selling, general and administrative expenses	778	642	253	(117	)3
Research and development expenses	215	215	-	-
Interest expense of Financial Products	120	-	122	(2	)4
Other operating expenses	138	(2)	140	-

Total operating costs	6,801	6,405	515	(119)

Operating profit	763	695	98	(30)

Interest expense excluding Financial Products	59	60	-	(1	)4
Other income (expense)	43	(7)	21	29	[5]

Consolidated profit before taxes	747	628	119	-

Provision for income taxes	209	168	41	-

Profit of consolidated companies	538	460	78	-

Equity in profit (loss) of unconsolidated affiliated companies	14	13	1	-
Equity in profit of Financial Products' subsidiaries	-	79	-	(79	)6

Profit	$552	$552	$79	$(79)

[1]Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Page 19

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended June 30, 2003 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$5,501	$5,501	$-	$-
Revenues of Financial Products	431	-	475	(44	)2

Total sales and revenues	5,932	5,501	475	(44)

Operating costs:
Cost of goods sold	4,329	4,329	-	-
Selling, general and administrative expenses	604	489	134	(19	)3
Research and development expenses	169	169	-	-
Interest expense of Financial Products	118	-	122	(4	)4
Other operating expenses	130	-	130	-

Total operating costs	5,350	4,987	386	(23)

Operating profit	582	514	89	(21)

Interest expense excluding Financial Products	65	65	-	-
Other income (expense)	37	7	9	21	[5]

Consolidated profit before taxes	554	456	98	-

Provision for income taxes	155	121	34	-

Profit of consolidated companies	399	335	64	-

Equity in profit (loss) of unconsolidated affiliated companies	-	-	-	-
Equity in profit of Financial Products' subsidiaries	-	64	-	(64	)6

Profit	$399	$399	$64	$(64)

[1]Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Page 20

Caterpillar Inc. Supplemental Data for Results of Operations For The Six Months Ended June 30, 2004 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$13,102	$13,102	$-	$-
Revenues of Financial Products	929	-	1,115	(186	)2

Total sales and revenues	14,031	13,102	1,115	(186)

Operating costs:
Cost of goods sold	10,238	10,238	-	-
Selling, general and administrative expenses	1,495	1,230	393	(128	)3
Research and development expenses	447	447	-	-
Interest expense of Financial Products	238	-	243	(5	)4
Other operating expenses	276	-	276	-

Total operating costs	12,694	11,915	912	(133)

Operating profit	1,337	1,187	203	(53)

Interest expense excluding Financial Products	116	118	-	(2	)4
Other income (expense)	90	9	30	51	[5]

Consolidated profit before taxes	1,311	1,078	233	-

Provision for income taxes	367	287	80	-

Profit of consolidated companies	944	791	153	-

Equity in profit (loss) of unconsolidated affiliated companies	20	18	2	-
Equity in profit of Financial Products' subsidiaries	-	155	-	(155	)6

Profit	$964	$964	$155	$(155)

[1]Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Page 21

Caterpillar Inc. Supplemental Data for Results of Operations For The Six Months Ended June 30, 2003 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$9,925	$9,925	$-	$-
Revenues of Financial Products	828	-	915	(87	)2

Total sales and revenues	10,753	9,925	915	(87)

Operating costs:
Cost of goods sold	7,959	7,959	-	-
Selling, general and administrative expenses	1,174	965	248	(39	)3
Research and development expenses	321	321	-	-
Interest expense of Financial Products	238	-	246	(8	)4
Other operating expenses	257	2	255	-

Total operating costs	9,949	9,247	749	(47)

Operating profit	804	678	166	(40)

Interest expense excluding Financial Products	131	131	-	-
Other income (expense)	55	3	12	40	[5]

Consolidated profit before taxes	728	550	178	-

Provision for income taxes	204	141	63	-

Profit of consolidated companies	524	409	115	-

Equity in profit (loss) of unconsolidated affiliated companies	4	2	2	-
Equity in profit of Financial Products’ subsidiaries	-	117	-	(117	)6

Profit	$528	$528	$117	$(117)

[1]Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Page 22

Caterpillar Inc. Supplemental Data for Cash Flow For the Six Months Ended June 30, 2004
(Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$964	$964	$155	$(155	)2
Adjustments for non-cash items:
Depreciation and amortization	703	408	295	-
Undistributed profit of Financial Products	-	(155)	-	155	[3]
Other	(75)	(51)	2	(26	)4
Changes in assets and liabilities:
Receivables - trade and other	(323)	(131)	(36)	(156	)4
Inventories	(921)	(921)	-	-
Accounts payable and accrued expenses	506	375	(25)	156	[4]
Other – net	(283)	(393)	90	20	[4]

Net cash provided by operating activities	571	96	481	(6)

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(293)	(262)	(31)	-
Expenditures for equipment leased to others	(535)	(1)	(534)	-
Proceeds from disposals of property, plant and equipment	381	13	368	-
Additions to finance receivables	(10,802)	-	(10,802)	-
Collections of finance receivables	8,292	-	8,292	-
Proceeds from the sale of finance receivables	1,181	-	1,181	-
Net intercompany borrowings	-	201	(43)	(158	)5
Investments and acquisitions (net of cash acquired)	(5)	(7)	2	-
Other – net.	(110)	(8)	(102)	-

Net cash used for investing activities..	(1,891)	(64)	(1,669)	(158)

Cash flow from financing activities:
Dividends paid..	(254)	(254)	-	-
Common stock issued, including treasury shares reissued	107	107	-	-
Treasury shares purchased	(250)	(250)	-	-
Net intercompany borrowings	-	43	(201)	158	[5]
Proceeds from long-term debt issued	3,322	255	3,067	-
Payments on long-term debt	(1,571)	(29)	(1,542)	-
Short-term borrowings - net	45	133	(88)	-

Net cash provided by financing activities	1,399	5	1,236	158

Effect of exchange rate changes on cash	46	39	1	6	[6]

Increase (decrease) in cash and short-term investments	125	76	49	-
Cash and short-term investments at beginning of period	342	220	122	-

Cash and short-term investments at end of period	$467	$296	$171	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[6] Elimination of the effect of exchange on intercompany balances.

Page 23

Caterpillar Inc. Supplemental Data for Cash Flow For the Six Months Ended June 30, 2003
(Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$528	$528	$117	$(117	)2
Adjustments for non-cash items:
Depreciation and amortization	671	412	259	-
Undistributed profit of Financial Products	-	(117)	-	117	[3]
Other	(46)	(18)	(45)	17	[4]
Changes in assets and liabilities:
Receivables - trade and other	(323)	(234)	(62)	(27	)4
Inventories	(186)	(186)	-	-
Accounts payable and accrued expenses	353	92	202	59	[4]
Other – net	100	113	21	(34	)4

Net cash provided by operating activities	1,097	590	492	15

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(210)	(199)	(11)	-
Expenditures for equipment leased to others	(550)	(3)	(547)	-
Proceeds from disposals of property, plant and equipment	314	-	314	-
Additions to finance receivables	(7,875)	-	(7,875)	-
Collections of finance receivables	6,452	-	6,452	-
Proceeds from the sale of finance receivables	1,200	-	1,200	-
Net intercompany borrowings	-	27	15	(42	)5
Investments and acquisitions (net of cash acquired)	(12)	(5)	(7)	-
Other – net	(100)	(42)	(87)	29	[6]

Net cash used for investing activities	(781)	(222)	(546)	(13)

Cash flow from financing activities:
Dividends paid	(240)	(240)	-	-
Common stock issued, including treasury shares reissued	18	18	29	(29	)6
Net intercompany borrowings	-	-	(42)	42	[5]
Proceeds from long-term debt issued	2,488	81	2,407	-
Payments on long-term debt	(1,872)	(251)	(1,621)	-
Short-term borrowings - net	(742)	(6)	(736)	-

Net cash provided by (used for) financing activities	(348)	(398)	37	13

Effect of exchange rate changes on cash	32	32	15	(15	)7

Increase (decrease) in cash and short-term investments	-	2	(2)	-
Cash and short-term investments at beginning of period	309	146	163	-

Cash and short-term investments at end of period	$309	$148	$161	$-

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products profit after tax due to equity method of accounting.
3 Non-cash adjustment for the undistributed earnings from Financial Products.
4 Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5 Net proceeds and payments to/from Machinery and Engines and Financial Products.
6 Change in investment and common stock related to Financial Products.
7 Elimination of the effect of exchange on intercompany balances.

Page 24

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our second-quarter 2004 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors
A vigorous worldwide economic recovery is now underway and global economic growth is expected to be about 4 percent in 2004, or about 1½ percentage points more than in 2003. All regions are now improving. Industrial production in many developing countries increased sharply over the past year, often at double-digit rates.

Central banks are in the early stages of raising short-term interest rates from the lowest in decades. With most economies still operating below capacity and inflation near or below central bank targets, we anticipate rate hikes the rest of this year will be modest and will not undermine healthy recoveries in the industries we serve. If, however, central bankers decide to raise interest rates significantly, the recovery would be less robust than assumed, likely weakening machinery and engine sales.

Strong demand for housing has emerged in many countries, reflecting a desire to upgrade the quality of housing. The economic recovery, which is boosting both employment and incomes, likely will support this desire in coming quarters. Both nonresidential and infrastructure construction have not kept pace with economic growth in recent years; efforts to upgrade, bolstered by rising profits and incomes, should continue. Should growth slow, or long-term interest rates rise, the recovery in construction would be vulnerable.

Most raw materials prices soared over the past year, creating concerns about inflation. However, before the surge, prices had declined so low that producers were not maintaining capacity and users depleted inventories. The price surge reflected a return to prices that would encourage the capacity expansions needed to support a strong rebound in industrial production, a task that has barely begun. We expect most energy and metals prices to remain relatively high for the rest of this year, prolonging the mining recovery. An unexpected, sharp decline in prices would harm the recovery.

U. S. economic indicators show that growth is stabilizing near a 4 percent rate, a rate strong enough to support further growth in the industries we serve but not so fast as to cause lasting inflation problems. Consequently, we believe the Fed will be able to follow its preferred plan of gradually increasing interest rates and the Fed funds rate will end the year at 2 percent or less. The economy should grow about 4.5 percent. In Canada, recent interest rate cuts should revive growth to near 3 percent. Housing construction should hold up for the rest of year because higher incomes and improving consumer confidence should offset slightly higher mortgage interest rates. Nonresidential construction, coming off a long, severe downturn, should recover rapidly. Both coal and metals mining should benefit from favorable prices and the weaker dollar. Should any of these factors change substantially, our sales probably would be weaker than assumed.

Economies in the Euro zone improved in the first half and we expect further strengthening in the second half. Economic growth in both Africa/Middle East and CIS has been much stronger and should average 4 percent and 6 percent, respectively, this year. Growth in those two regions is benefiting immensely from high commodity prices and some of the larger economies have been able to adopt more expansive economic policies. Better economic growth likely will allow further increases in construction spending. The expected sales recovery in EAME is vulnerable to any unexpected weakening in the European economy or sharp breaks in commodity prices.

Page 25

The Japanese economy has been in recovery for nine consecutive quarters and our outlook assumes that measures employed by the Bank of Japan - zero interest rates, the maintenance of high levels of reserves in the banking system and the purchase of long-term government bonds - will allow this recovery to continue. We project economic growth of more than 4 percent in 2004, somewhat better than in 2003 and the best year since 1996. The economy remains vulnerable to any tightening in financial conditions and should that occur, the recovery could stall. Slower economic growth would adversely affect our sales in that country and could have a negative impact on other economies, particularly those in the region.

The Latin American economy turned in a good first half and we expect economic growth of 4 percent this year – the highest since 2000. Favorable energy and metals prices likely will support further investments into those sectors and help provide the income needed to finance other construction projects. Domestic interest rates are low and employment is increasing; both should support more construction spending. Any slowing in the world economy or collapse in commodity prices would jeopardize the expected large increase in sales.

China, which led regional sales for over two years, experienced a sharp drop in deliveries in the second quarter. Government administrative actions to curb selected activities, rather than an overall tightening in economic policies, appear to have caused the decline. Total bank lending and economic growth still appear robust. Nevertheless, the construction sector likely will fare worse than the overall economy for the rest of the year. Prospects in the rest of the region are decidedly more favorable, and gains in these countries should offset declines in China. Domestic interest rates are low and exports are booming. These factors will support further increases in construction. The large mining sector, which had a good first half, should continue to do well. The major threat to the expected growth in sales would a more severe slowing in the Chinese economy.

Commodity Prices
Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices have improved sharply over the past year and our outlook assumes continued growth in the world economy will cause metals prices to hold at or above recent prices in 2004. Any unexpected weakening in world industrial production, however, could cause prices to drop sharply to the detriment of our results.

Coal production and prices have improved this year and our sales have benefited. We expect these trends to continue. Should coal prices soften, due to a slowing in world economic growth, the ongoing sales recovery would be vulnerable.

Oil and natural gas prices have continued fairly high into 2004 due to strong demand and tight inventories. Our outlook assumes that increased production will ease shortages in both oil and natural gas, allowing prices to ease some. We do not yet view higher energy prices as a threat to economies since it is strong demand that is boosting prices and world production is still increasing. However, should significant supply cuts occur, such as from OPEC production cuts or political unrest in a major producing country, the resulting price spikes likely would slow economies, potentially with a depressing impact on our sales.

Monetary and Fiscal Policies
For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

With economic data looking more favorable, central banks in developed countries have started raising interest rates from the lowest rates in decades. Four (U. S. Federal Reserve Bank, Reserve Bank of Australia, Bank of England and the Swiss National Bank) have implemented modest interest rate increases. Our outlook assumes that central banks will take great care to ensure that economic recoveries continue and that interest rates will remain low throughout 2004. Should central banks raise interest rates too aggressively, both economic growth and our sales could suffer.

Page 26

Budget deficits in many countries have increased, which has limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors
Political factors in the United States and abroad have a major impact on global companies.

Our outlook assumes that there will be no major wars in either North Korea or the Middle East in the forecast period. Such military conflicts could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region. In addition, our outlook assumes that any change in U.S. tax law, including repeal of the ETI provisions, will not negatively impact our provision for income taxes."

Currency Fluctuations
The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Many currency positions are fairly closely balanced, which, along with the diversity of currency positions, helps diminish exchange rate risks.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

The stronger euro had a favorable impact on translating European sales into U. S. dollars in the third quarter. The outlook assumes similar benefits in the future. Should the euro collapse, our results could be negatively impacted.

Dealer Practices
The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will reduce inventories slightly in 2004; more drastic reductions would adversely affect sales.

Other Factors
The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

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Our outlook assumes that there will be no significant work stoppages at any of our facilities worldwide. On April 25, 2004, employee members of the United Auto Workers (UAW) voted to reject the company's contract proposal for a new 6-year labor agreement. Operations continue as normal. Collective bargaining negotiations continue with the UAW, but if for whatever reason, a prolonged labor disruption were to happen, our sales and revenues and profit results would likely be negatively impacted, particularly in the event of a subsequent union employee work stoppage.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Our outlook assumes that the company is successful in implementing worldwide machine price increases communicated to dealers with an effective date of July 1, 2004. If for whatever reason the price increases are not accepted in the marketplace, our results will be negatively impacted. Moreover, additional price discounting would result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. Our match funding policy manages interest rate risk by matching the interest rate profile (fixed rate or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio within certain parameters. To achieve our match funding objectives, we issue debt with similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

     Any sudden drop in consumer or business confidence
     Delays in legislation needed to fund public construction
     Regulatory or legislative changes that slow activity in key industries; and/or
     Unexpected collapses in stock markets.
This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

July 22, 2004	By:	/s/James B. Buda

James B. Buda
Vice President

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